Exhibit 1

DEED OF SETTLEMENT

THIS DEED is signed, sealed and delivered on July 31, 2017 (the “Deed”)

BETWEEN:

A.	ARISE ASSET MANAGEMENT PTE LTD, a company incorporated in Singapore with company registration number 200100346C (the "Borrower"); and

B.	LAU SOK HUY (the "Lender");

(each a “Party” and collectively, the “Parties”).

IT IS AGREED AS FOLLOWS:

1.	The Parties acknowledge that:

i)
The Parties have entered into a loan agreement dated 30 January 2016, as further amended on 23 May 2016 (the “Loan Agreement”), with retroactive effect as of  16 June 2015, pursuant to which the Lender made an advance of US$ 8,000,0000 (the “Loan”), for the purpose of acquiring shares of Common Stock in Tomi Environmental Solutions, Inc, a corporation incorporated in Florida (United States of America) with CIK number 0000314227 (“Tomi”).

ii)	The Borrower has acquired 17,361,111 shares in Tomi (the “Tomi Shares”) for an aggregate price of US $ 7,999,999.95 in three tranches as follows:

•	1,111,111 shares at a unit price of US$ 0.45 per share, in the aggregate US$ 499,999.95;

•	10,000,000 shares at a unit price of US$ 0.45 per share, in the aggregate US$ 4,500,000; and

•	6,250,000 shares at a unit price of US$ 0.48 per share, in the aggregate US$ 3,000,000.

iii)
The Borrower has further granted a charge over the Tomi Shares to the Lender as a security for the repayment of the Loan pursuant to a security over shares agreement dated 30 January 2016 (the “Share Charge”).

iv)	The Loan expired on 16 June 2017 (the “Final Repayment Date”).

v)
Pursuant to Clause 5.1 of the Loan Agreement, the Loan (together with and other amounts due or owing to the Lender under the Loan Agreement) shall be repayable by the Borrower on the Final Repayment Date by the Borrower transferring all of the Target Shares to the Lender (or to its designated nominee).

2.
In accordance with Clause 5.1 of the Loan Agreement, the Parties have agreed that in full and final settlement of the Loan, Environmental Solutions Holding Pte. Ltd. (registration number 201719856Z), a wholly owned company of the Lender, shall acquire the Target Shares from the Borrower and the Borrower shall sell the Target Shares to Environmental Solutions Holding Pte. Ltd., free and clear from any encumbrances.

3.
For the purpose of the above, the Lender and the Borrower shall execute a deed of release of the Share Charge under the terms set out in Schedule A and execute and perform all documents and filings required for the completion of the effective transfer of the Target Shares to Environmental Solutions Holding Pte. Ltd. and the registration of its name in the records of Tomi as shareholder of the Target Shares (the “Effective Transfer”). In addition, the Borrower agrees to execute and deliver all greements, documents and instruments reasonably requested by the Lender or its counsel for the purpose of completing the Effective Transfer pursuant to applicable rules and regulations of the United States, including any representation letter or documents requested by the transfer agent of Tomi.

4.
The Parties further agree that the final instalment of US$ 80,000 in respect of the Option Price under Clause 6.6 of the Loan Agreement, initally provided to be paid on the Final Repayment Date, shall be paid by the Lender to the Borrower as of the date of the Effective Transfer.

5.
Subject to the Effective Transfer, the Parties agree to terminate the Loan Agreement with effect from the date of the Effective Transfer and to forever release and discharge each other from all or any claims they have or might have against each other or their associates in connection with or in relation to the Loan and the Loan Agreement, and shall procure the same from their associates.

6.	Notwithstanding the above, until occurrence of the Effective Transfer, the Parties agree to continue to comply with all of their obligations under the Loan Agreement.

7.
Each Party to this Deed must promptly, at its own cost, do all things necessary or desirable to give full effect to the terms and intention of this Deed and to perfect, protect and preserve all rights provided under the terms of this Deed. In particular, the Borrower shall, at the request of the Lender, do and execute or procure to be done and executed all acts, deeds, things and documents as may be necessary for the purpose of completing the Effective Transfer.

8.
This Deed constitutes the entire agreement between the Parties relating in any way to its subject matter and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

9.	This Deed may be executed in any number of counterparts each of which when executed and delivered is an original and all of which together evidence the same agreement.

10.
The Lender or its designee is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Act”), and has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its purchase of the Tomi Shares hereunder, and has the ability to bear the economic risks of its purchase of the Tomi Shares hereunder.  The Lender hereby acknowledges that the Tomi Shares have not been registered pursuant to the Act, and may not be transferred in the absence of such registration or an exemption therefrom under such legislation.  The Lender and its designee agrees that it has taken all actions necessary to satisfy the exemptions under Section 4(a)(7) of the Securities Act for the transaction contemplated hereunder.  In addition, the Lender or its designee is “non-U.S. person” as defined in Regulation S under the Act, and that the parties agree that the sale or transfer of the Tomi Shares  as contemplated hereunder complies with Regulation S for an exemption from the registration requirement under the Act.

11.
In the event that any term of this Deed is held to be invalid, illegal or unenforceable by virtue of being a violation of any applicable law or some other reason, such term shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, such term shall be deemed to be deleted from this Deed and this Deed shall remain in full force and effect as if such provisions had not originally been contained herein. Any modification to or deletion of a provision or part provision under this Clause shall not affect the validity and enforceability of the rest of this Deed. The Parties shall negotiate in good faith to agree on the terms of a mutually acceptable and satisfactory alternative provision in place of the provision deleted pursuant thereto.

12.	Any amendment or variation of, or supplement to this Deed must be in writing and duly executed by both Parties to be effective.

13.
No failure or delay on the part of any Party hereto to exercise or in exercising any right or remedy under this Deed shall be construed or rated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Deed preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Deed are cumulative and are not exclusive of any rights or remedies provided by law.

14.
Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce or to enjoy the benefit of any term of this Deed.

15.
This Agreement is governed by and shall be construed in accordance with Singapore law. The courts of Singapore shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement ("Dispute"). The Parties hereto agree that the courts of Singapore are the most appropriate and convenient courts to hear Disputes and accordingly no party hereto will argue to the contrary.

IN WITNESS WHEREOF the Parties hereto have entered into this Deed on 31 July 2017.

THE BORROWER

ARISE ASSET MANAGEMENT PTE. LTD.

/s/ Boh Soon Lim
By: Boh Soon Lim
Title:  Director

THE LENDER

/s/ Lau Sok Huy
Lau Sok Huy